CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-39857) and related Prospectuses of The AES Corporation of our report dated December 30, 1997 with respect to the financial statements of Companhia Centro-Oeste de Energia Eletrica-CEEE-D2 (Fomerly Midwest Division of Companhia Estadual de Energia Eletrica-CEEE) as at and for the nine-month period ended September 30, 1997 prepared in accordance with accounting practices originating in Brazil's Corporation Law, which appear in Item 7 on Form 8-K of The AES Corporation dated January 9, 1998.

Porto Alegre, RS, Brazil, January 6, 1998

Ernst & Young
Auditores Independentes S.C.
CRC-2-SP 15199/0-6/S/RS

/s/ Arnaldo C. Kurayama
Arnaldo C. Kurayama
Accountant CRC-SP 101151/S/RS